                                                                      EXHIBIT 15

                             15303 Ventura Boulevard
                                   Suite 1070
                             Sherman Oaks, CA 91403

                                  June 7, 2002

BY HAND DELIVERY AND FAX TRANSMITTAL

Mark H. Kreloff
Chief Executive Officer
New Frontier Media, Inc.
7007 Winchester Circle, Suite 200
Boulder, CO 80301

Michael Weiner
Secretary
New Frontier Media, Inc.
7007 Winchester Circle, Suite 200
Boulder, CO 80301

Dear Mark and Michael:

This is to provide you with formal notice, pursuant to Rule 14a-4(c) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that, if New Frontier Media, Inc. (the "Company") fails to hold a special meeting of its shareholders, pursuant to my prior demands, prior to the date of the Company's annual meeting of shareholders (the "Annual Meeting"), currently scheduled for August 20, 2002, then we nominate the following persons for election to the Company's board of directors at the Annual Meeting: Edward J. Bonn, John B. Burns III, Carlton R. Jennings, Stephen Peary, Jerry Rubinstein, Bernard Stolar and one additional person to be designated by us at a later date. We intend to deliver a proxy statement and form of proxy with respect to the election at the Annual Meeting of these nominees, and in opposition to the Company's slate of nominees, to holders of the Company's voting shares required under Colorado law and the Company's bylaws to elect these nominees.

We hereby repeat our prior demand, originally made on April 16, 2002, that you provide the Company's updated shareholder lists (including, without limitation, the most recent lists of the Company's non-objecting beneficial owners and Cede & Co.'s list of beneficial owners, any updates or future versions of such lists obtained by the Company at any time on or before the record date (the "Record Date") established for the Annual Meeting, and any shareholder records as of the Record Date hereafter obtained by the Company), as required by Rule 14a-7 under the Exchange Act and Sections 7-107-201, 7-116-102 and 7-116-103 of the Colorado Business Corporation Act. Pursuant to Rule 14a-7, please deliver the shareholder lists to us within five business days and update the record holder information on a daily basis, or at the shortest other reasonable intervals, until the Record Date, and provide such lists in paper and magnetic tape or disc form (whichever form is utilized by the Company's transfer agent). A copy of the affidavit required by Rule 14a-7(c)(2) is attached hereto.

New Frontier Media, Inc.
June 7, 2002
Page 2


Please be advised that nothing contained herein shall be construed as a waiver of rights to have the Company call a special meeting of shareholders pursuant to our prior demands, and that we reserve the right to make subsequent demands to inspect additional corporate records pursuant to the Exchange Act, Colorado law or otherwise. We also reserve the right to nominate substitute persons for election to the Company's board of directors for any reason, including if the Company takes or announces any action that has, or if consummated would have, the effect of disqualifying any of our nominees, and to nominate additional persons to fill any additional positions in the Company's board of directors if the Company increases the size of the board of directors.

Sincerely,

/s/ EDWARD J. BONN

Edward J. Bonn


BEF, LLC


By:   /s/ EDWARD J. BONN
      --------------------------------------
      Edward J. Bonn, Manager




cc:  Board of Directors